+--------+                                      +------------------------------+
| FORM 3 |                                      |         OMB APPROVAL         |
+--------+                                      | ---------------------------- |
                                                | OMB Number         3235-0104 |
                                                | Expires:  January 31, 2005   |
                                                | Estimated average burden     |
                                                | hours per response...... 0.5 |
                                                +------------------------------+


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

    Englebrecht                   Zirk
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        (Last)                      (First)                        (Middle)

    485 Martin Lane
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                                   (Street)

    Beverly Hills                  CA                         90210
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        (City)                      (State)                           (Zip)

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2.  Date of Event Requiring Statement (Month/Date/Year)     Sept.,Oct./2002
                                                                  --------------
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3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------
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4.  Issuer Name and Ticker or Trading Symbol   Nutra Pharma Corp.   NPHC
                                             -----------------------------------
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5.  Relationship of Reporting Persons to Issuer (Check all applicable)

    [x ] Director    [x ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
Chairman of the Board
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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person

    [ ] Form filed by More than One Reporting Person

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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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common stock       84,000                  I         corporate ownership
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                                                                          (Over)






FORM 3 (continued)

              Table II--Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Date Exer-       3. Title and Amount of Securities   4. Conversion   5. Ownership    6. Nature of In-
   Security (Instr. 4)         cisable and         Underlying Derivative Security      or              Form of         direct Bene-
                               Expiration          (Instr. 4)                          Exercise        Derivative      ficial
                               Date                                                    Price           Security:       Ownership
                               (Month/Day/                                             of              Direct (D)      (Instr. 5)
                               Year)                                                   Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date         Expira-       Title          Amount or                     (Instr. 5)
                               Exer-        tion                         Number of
                               cisable      Date                         Shares
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Options (Right to Buy)        *See
                               attached
                               sheet
                               for
                               specific
                               information
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
Explanation of Responses: The stock was purchased in market transactions by Suprafin, Inc., a company in which Zirk Englebrecht has beneficial ownership.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                              /s/ Zirk Englebrecht             10/30/02
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.

     SEC-DOCUMENT>